                                                                    EXHIBIT 10.3


     This LEASE RENEWAL AND AMENDMENT AGREEMENT (this "Agreement") is made this 5th day of August, 1997 by and between WRC PROPERTIES, INC. ("Landlord") and ICOS CORPORATION ("Tenant").


                                    RECITALS

     Landlord is the landlord and Tenant is the tenant under that certain Lease dated for reference purposes February 6, 1992, as amended by First Amendment to Lease dated for reference purposes August 21, 1992 (collectively, the "Premier North Lease") for premises located at 22021 20th Avenue S.E., Bothell, WA 98011 (the "Premises"). The legal description of the land on which the Premises is located is attached hereto as Exhibit A.

     Tenant has elected to extend the term of the Premier North Lease as provided under Rider 2 of the Premier North Lease.

     Landlord and Tenant have agreed on the Base Monthly Rent for the First Extended Term and have agreed to clarify the operative Rider 2 under the Premier North Lease, all as more fully set forth herein.

     The Premier North Lease includes 1,511 rentable square feet in the project known as Premier South (the "1,511 RSF Space").

     The parties wish to delete the 1,511 RSF Space from the Premier North Lease and add it to that certain Lease dated December 20, 1996, between Landlord and Tenant for space in Premier South (the "Premier South Lease") pursuant to Amendment thereto executed simultaneous herewith, such deletion and addition to be effective September 15, 1997.

     Except as otherwise specifically defined herein all capitalized terms shall have the meaning set forth in the Premier North Lease.

                                   AGREEMENT

     NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

     The Premier North Lease is hereby extended for the First Extended Term of sixty (60) months beginning on September 15, 1997, and ending on September 14, 2002.

     The Base Monthly Rent per rentable square foot of the Premises for the First Extended Term of the Premier North Lease shall be as follows, provided that the Base Monthly Rent for the month of January 1998 shall be zero dollars.

                       Months                   Amount

                        1-12                $1.29 per rsf
                       13-36                $1.425 per rsf
                       37-60                $1.55 per rsf


     The operative Rider 2 under the Premier North Lease shall be that attached hereto as Exhibit B.

     Effective September 15, 1997, the 1,511 RSF Space shall be deemed deleted from the Premises under the Premier North Lease and shall be added to the premises under the Premier South Lease pursuant to Amendment executed simultaneous herewith. With such deletion, the rentable square footage of the Premises under the Premier North Lease is 50,297 square feet and all charges under the Premier North Lease based on Tenant's pro rata square footage under lease shall reflect that square footage.

     Except as specifically provided herein the Premier North Lease is and remains in full force and effect.

LANDLORD:

WRC PROPERTIES, INC.,
a Delaware corporation

By:  /S/ James Garofalo
     -------------------
     James Garofalo
Its: Assistant Secretary
     -------------------



TENANT

ICOS Corporation,
a Washington  corporation

By:  /S/ Gary Wilcox
     --------------------
Its: Executive Vice President, Operations
     --------------------

                                    EXHIBIT B

                             RIDER 2:  OPTION TO RENEW


     This rider is attached to and made part of that certain lease dated February 6, 1992 between WRC Properties, Inc., a Delaware corporation, as Landlord, and ICOS Corporation, a Delaware corporation, as Tenant, covering the Property commonly known as 22021 - 20th Ave. S.E., Bothell, WA (the "Lease"). The terms used in this Rider shall have the same definitions as set forth in the Lease. The provisions of this Rider shall prevail over any inconsistent or conflicting provisions of the Lease.

     1. Tenant is granted the right to extend the term of this Lease beyond the expiration date of the initial Lease Term for two (2) successive periods of sixty (60) months (each an "Extended Term").
If Tenant has defaulted in its obligations under this Lease, and failed to cure such defaults within any applicable cure period, then Tenant's right to exend the Lease for the Extended Terms shall automatically terminate. Tenant's right to extend the Lease for the first Extended Term may be assigned as part of an assignment of the Lease. Tenant's right to extend the Lease for the Second Extended Term is personal to Tenant and may not be exercised by any subtenant or assignee of Tenant, provided that (i) the right to extend the Lease for the Second Extended Term may be assigned to a Tenant Affiliate (as defined in Section 9.02 of the Lease), and (ii) if Tenant has personally occupied the Property and performed all obligations under the Lease for the full five (5) years of the Initial Term, and the right to the First Extended Term has been exercised, then the right to extend the Lease for the Second Extended Term may be assigned as part of an assignment of the Lease. Tenant's extension rights shall apply to all of the Property under lease to Tenant at the time. From and after the commencement of an Extended Term, all of the terms, covenants, and conditions of the Lease shall continue in full force and effect as written, except that Base Rent for the Extended Term shall be equal to ninety-five (95%) of the market rate for a five (5) year term for comparable space on comparable terms
(e.g., comparable cost pass-throughs) in the Bothell/Woodinville High-Tech/Office Park market adjacent to I-405 (collectively
"Fair Market Rent"), provided that in no event shall the monthly
Base Rent for an Extended Term be less than the monthly Base Rent for the last month of the term immediately preceding the Extended Term. Fair Market Rent shall be determined as set forth below.

     2. To preserve its option to extend the Lease Term, Tenant shall give Landlord written notice of its election to commence extension proceedings (the "Initial Extension Election") on or before the last day of the forty-eighth (48th) month of the first Extended Term in the case of the Second Extended Term.

     3. If Tenant makes an initial Extension Election, Landlord shall, not later than ten (10) months before the end of the initial Lease Term or the first Extended Term, as appropriate, provide Tenant with a market study or rent comparison analysis prepared by an established and experienced broker or a qualified appraiser, setting forth an analysis of the Fair Market Rent for the Premises, together with the underlying data on which such analysis is based. Tenant shall have thirty (30) days after receipt of such analysis to make a final election to exercise the Extension Opton (a "Final Extension Election"). If Tenant makes an Initial Extension Election and thereafter does not make Final Extension Election, the Lease Term shall be extended by the number of days elapsing between Tenant's Initial Extension Election and the date Tenant notifies Landlord that it will not be exercising a Final Extension Election (or the date on which Tenant's option to exercise a Final Extension Election expires), all on the same terms as in effect in the last month of the unextended term.

     4. At the time Tenant makes a Final Extension Election, it shall advise Landlord of its estimate of Fair Market Rent. If such estimate differs from that set forth in the analysis supplied by Landlord to Tenant, then the parties shall promptly meet to attempt to resolve their differences. If the differences as to Fair Market Rent are not resolved within sixty (60) days of Tenant's Final Extension Election, then the parties shall submit the matter to arbitration in accordance with the terms of Section 5 of this Rider so that Fair Market Rent is determined no later than three (3) months prior to the first day of the Extended Term.

     5. If the parties are unable to reach agreement of Fair Market Rent during the period specified in Section 4 of this Rider, then within then (10) days thereafter either party may advise the other in writing of the name and address of its arbitrator. The arbitrator shall be qualified as a real estate appraiser with at least ten (10) years experience with rental rates in Bothell/ Woodinville High-Tech/Office Park market adjacent to I-405 who would qualify as an expert witness. Within ten (10) days after receipt of such notice from the initiating party (the "Instigator") designating its arbitrator, the other party (the "Recipient") shall give notice to Instigator, specifying the name and address of the person designated by Recipient to act as arbitrator on its behalf who shall be similarly qualified. If Recipient fails to notify Instigator of the appointment of its arbitrator, within or by the time above specified, then the arbitrator appointed by Instigator shall be the arbitrator or determine the issue. The duty of the arbitrator(s) shall be to determine the Fair Market Rent based solely on rental rates in Bothell/Woodinville High-Tech/Office
Park market adjacent to I-405. If the two (2) arbitrators are so chosen the arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and, if within ten (10) days after such first meeting the two arbitrators shall be unable to agree promptly upon a determination of Fair Market Rent, they themselves, shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators. If they are unable to agree upon such appointment within five (5) days after expiration of said ten (10) day period, then either party, on behalf of both, may request appointment of such a qualified person by the then presiding judge of King County Superior Court acting in his/her private non-judicial capacity, and the other party shall not raise any question as to such Judge's full power and jurisdiction to entertain the application for and make the appointment, and the parties agree to indemnify and hold the the presiding judge fully and completely harmless from and against all claims arising out of the presiding judge's appointment of an arbitrator.


     The three (3) arbitrators shall decide the dispute, if it has not been previously resolved, by following the procedure set forth in this Rider. The arbitrator selected by each of the parties shall state in writing his/her determination of the Fair Market Rent supported by the reasons therefore with counterpart copies to each party. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his/her determination of Fair Market Rent. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he/she chooses as most closely approximating his/her determination shall constitute the decision of the arbitrators and be final and binding upon the parties. The arbitrators shall attempt to decide the issue within thirty (30) days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by the Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties. Each party shall pay the fee and expenses of its respective arbitrator and both shall share equally the fee and expenses of the third arbitrator, if any, and the attorneys' fees and expenses of counsel for the respective parties and of witnesses shall be paid by the respective party engaging such counsel or calling such witnesses. The arbitrators shall render their decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease. Time is of the essence in this Rider.